EXHIBIT 13.4

Unaudited Quarterly Financial Statements of Supreme Property, Inc.

SUPREME PROPERTY, INC.
(unaudited)
Consolidated Statement of Financial Position
As of March 31, 2003
	2002	2003
ASSETS:	Unaudited	Unaudited
Current Assets:
Cash & Cash Equivalents	21,075	$ 112,835
Marketable Securities		-
Accounts Receivable	47,160	-
Prepaid Expenses	734	-

Total Current Assets	68,969	112,835
Loans & Securities Investments:
Investments in Partnerships		-
Real Estate Loans		-
Real Estate Loans held for Sale		-
Investments in Affiliates	-0-	100,000

Total Loans & Securities Investments	-0-	100,000
Real Estate Investments:
Existing Properties	425,700	425,700
New Property Acquisitions	-0-	1,540,300

Gross Properties	425,700	1,966,000
Less: Accumulated Deprec.	-0-	(18,485)
Land & Other Non-Depreciable Property	-0-	-

Total Real Estate Investments	425,700	1,947,515

Total Investments before Loss Reserves	425,700	2,047,515
Less: Loan Loss Reserves		-0-

Total Investments	425,700	2,047,515
Other Assets:
Goodwill and Other Intangible Assets	30,000	30,000
Less: Amortization	(6,000)	(12,000)
Furniture/Fixtures/Equipment	11,140	11,140
Less: Accumulated Deprec.	(853)	(1,706)

Total Other Assets	34,287	27,434

TOTAL ASSETS	528,956	2,187,784

LIABILITIES:
Current Liabilities	6,015	7,555
Notes Payable	46,000	38,800
Mortgages Payable	297,990	1,255,000

Total Liabilities	350,005	1,301,355
SHAREHOLDER'S EQUITY:
Common Stock, $.001 par value 100,000,000 auth., 19,342,000 outstanding	10,000	19,342
Preferred Stock, 6.95% Series A, Convertible	-0-	-0-
Additional Paid In Capital	164,503	831,381
Retained Earnings (Deficit)	4,448	35,706

Total Shareholder Equity	178,951	886,429

TOTAL LIABILITIES & EQUITY	528,956	$ 2,187,784

SUPREME PROPERTY, INC.
(unaudited)
Statement of Earnings
For the 3 months ended March 31, 2003
	2002	2003
	Unaudited	Unaudited
REVENUES:
Rental Income	$ 45,735	$ 43,700
Mortgage Interest Income		-0-
Investment Income		-0-
Fee Income	21,222	-0-
Gain on Sale of Loans		-0-

TOTAL REVENUES	66,957	43,700

EXPENSES:
Salaries, Commissions, and Employee Benefits	12,388	7,708
General & Administrative	6,500	3,450
Property Operating Expenses	16,555	19,951
Interest Expense	5,198	10,931
Depreciation and Amortization

TOTAL EXPENSES	40,641	42,040

NET INCOME (LOSS) Before Taxes and Extraordinary Items	26,316	1,660
Provision for Income Taxes	-0-	-0-
Extraordinary Gains(Losses)	-0-	-0-

NET INCOME	26,316	1,660
Add: Depreciation and Amortization	-0-	-0-

FUNDS FROM OPERATIONS (FFO)	26,316	$ 1,660

Weighted Average Common Shares Outstanding	10,000,000	19,342,000

NET INCOME(LOSS) Before Taxes and Extraordinary Items	$ .0026	$ 0.0009

NET INCOME	.0026	0.0009

FUNDS FROM OPERATIONS (FFO)	.0026	$ 0.0009

Weighted Average Common Shares Outstanding	10,000,000	19,342,000

NET INCOME (LOSS) Before Extraordinary Items	$ .0026	$ 0.0009
Extraordinary Gains (Losses)

NET INCOME	.0026	0.0009

FUNDS FROM OPERATIONS (FFO)	.0026	$ 0.0009